EXHIBIT No. 10.34
Director* Compensation Summary
2007 Annual Retainer
$10,000 paid in equal quarterly installments
Meeting Fees
For each meeting of the board of directors of Green Bankshares, Inc. (the “Company”) a director receives $600, including payment for up to two missed meetings. Directors must be present at special meetings to be paid.
For each meeting of the board of directors of GreenBank (the “Bank”) a director receives $600, including payment for up to two missed meetings.
Committee Meeting Fees
Members of the Executive Committee of the Bank’s board of directors receive $450 for each twice-monthly meeting of the Executive Committee that they attend. Each of the two permanent members of the Executive Committee, Messrs Bachman and Daniels, also receive an annual retainer of $1,500, payable in equal quarterly installments.
Members of the joint Audit Committee of the Bank’s and the Company’s boards of directors receive $450 per meeting as well as an annual retainer fee of $1,500 paid in equal quarterly installments. The chairman of the Audit Committee also receives an annual retainer of $3,000.
Directors receive $300 per meeting for all other committee meetings attended.
Deferred Compensation
Directors are permitted to defer their director fees pursuant to deferred compensation plans adopted by the Bank and the Company. The Company paid interest on balances in the Plan from a formula which provides an annual earnings crediting rate based on 75% of the annual return on average stockholders’ equity on balances in the plan until the director experiences a separation from service, and, thereafter, at an earnings crediting rate of 56.25% of the Company’s return on average stockholders’ equity. Under the second plan, which was adopted in September 2004 and then amended in December 2005 to comply Section 409A of the Internal Revenue Code of 1986, as amended, directors are permitted to defer additional board and committee meeting fees, beyond those being deferred under the original plan, into certain investment vehicles, including a “deemed” investment in the Company’s common stock.
Equity Incentives
Each director is eligible to participate in the Company’s 2004 Long-Term Incentive Plan.
*   Includes directors that are also employees of the Company or the Bank.

Named Executive Officer Compensation Summary
The following 2008 base salaries have been approved for payment to those persons who are expected to be the Company’s named executive officers for the year ended December 31, 2008 and the following cash bonuses were paid for 2007 performance:

			2007
Name	Title	Salary	Bonus

R. Stan Puckett	Chairman of the Board and Chief Executive Officer of the Company and the Bank	$325,000	$134,048

Kenneth R. Vaught	President and Chief Operating Officer of the Company and the Bank	$267,000	$112,106

James E. Adams	Executive Vice President, Chief Financial Officer and Assistant Secretary of the Company and the Bank	$228,000	$72,000

Steve L. Droke	Senior Vice President and Chief Credit Officer of the Bank	$183,325	$36,400

Bill Adams	Senior Vice President and Chief Information Officer of the Bank	$172,682	$36,450
Bonus
Each named executive officer is also eligible to participate in the Company’s cash bonus plan. Any bonus earned is typically paid in the first quarter of the year following the year in which the bonus is earned.
Equity Based Incentives
The named executive officers are also eligible to participate in the Company’s 2004 Long-Term Incentive Plan.
Benefits
The named executive officers are also eligible to participate in the Company’s and the Bank’s broad-based benefit programs generally available to the Company’s and the Bank’s employees, including the health, disability and life insurance programs and may defer a portion of their base salary and bonus under the terms of a deferred compensation plan available to the Company’s executive officers and members of senior management.

Additional Information
The foregoing information is summary in nature. Additional information regarding director and named executive officer compensation will be included in the Company’s proxy statement for the Company’s 2008 annual meeting.

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